AEye Regains Compliance with Nasdaq’s Minimum Bid Price Requirement

PLEASANTON, Calif. – (BUSINESS WIRE) – July 30, 2025 – AEye, Inc. (Nasdaq: LIDR), a pioneer in high-performance lidar technology and creator of the Apollo lidar sensor, today announced that it received formal written notification from The Nasdaq Stock Market, LLC (“Nasdaq”) confirming that the company has regained compliance with Nasdaq’s minimum bid price requirement.

The regaining of compliance is a result of the closing bid price of the company’s ordinary shares being at least $1.00 for a minimum of 10 consecutive business days prior to the September 8, 2025 deadline, as described in the initial notice from Nasdaq to the company dated March 11, 2025.

The closing bid price has been $1.00 per share or greater for the 10 consecutive business days from July 16, 2025 to July 29, 2025. Accordingly, the Nasdaq Listing Qualifications Staff has notified the company that it has determined that the company has regained compliance with Nasdaq Listing Rule 5550(a)(2), and the matter is now closed.

About AEye

AEye offers unique software-defined lidar solutions that enable advanced driver-assistance, vehicle autonomy, smart infrastructure, security, and logistics applications that save lives and propel the future of transportation and mobility. AEye’s flagship product, Apollo, has been widely recognized for its small form factor and its ability to detect objects at up to one kilometer. In addition to Apollo as a stand-alone sensor, AEye also offers a full-stack solution through its OPTIS™ platform. OPTIS™ provides a complete system that captures a high-resolution 3D image of the world, interprets it, and provides direction to act upon what it sees in real-time.

Investor Relations Contacts:

Agency Contact

Evan Niu, CFA

Financial Profiles, Inc.

eniu@finprofiles.com

310-622-8243

Company Contact

AEye, Inc. Investor Relations

info@aeye.ai

925-400-4366